EXHIBIT 10.2

CONTRIBUTION AGREEMENT

Degaro Innovations Corp.

This Contribution Agreement (the "Agreement") is effective as of May 24, 2013, by and between Sheryl Briscoe ("Shareholder"), and Degaro Innovations Corp., a Nevada corporation ("Company”).

WHEREAS:

A.
Shareholder is the current Chief Executive Officer and the sole director of the Company and desires to contribute 2,500,000 shares of common stock to the Company as an additional capital contribution (the “Contribution”) to facilitate the issuance of the shares of common stock to Thomas Hynes, under the terms of an employment agreement, without dilution to the Shareholders of the Company

B.	The Company and Shareholder have determined that it is in the best interest of the Company, its shareholders and Shareholder that the Shareholder make the Contribution to the Company; and

C.
Shareholder desires to contribute to the 2,500,000 shares of common stock as an additional capital contribution to the Company and the Company desires to accept such contribution under the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Contribution.  Shareholder hereby agrees to contribute 2,500,000 shares of common stock to the Company as an additional capital contribution without issuance of additional capital stock of the Company.  The Company hereby agrees to accept such contribution by the Shareholder and to reflect such capital contribution on the books and records of the Company.  Shareholder agrees to tender one or more share certificates to the Company for cancellation of 2,500,000 shares of common stock in order to effect the capital contribution.

2.
Governing Law.  This Agreement shall be construed and enforced in accordance with the federal laws of the United States and the internal laws of the State of Nevada, without regard to the conflicts of law rules of such state.

3.
Construction.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

4.
Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

5.
Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

6.
Heirs, Successors and Assigns.  Each of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

7.	Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

8.
Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement via facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day first written above.

Degaro Innovations Corp.

By:	/s/ Thomas Hynes
Thomas Hynes, Chief Executive Officer

SHAREHOLDER

/s/ Sheryl Briscoe
Sheryl Briscoe